SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549


                                 FORM 8-K


                              CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF
                    THE SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported):  December 22, 1993

                       Owens & Minor, Inc.
(Exact Name of Registrant as Specified in Charter)

Virginia                        0-6430                 54-0327460
(State of Incorporation)  (Commission File No.)       (IRS Employer
                                                       Identification No.)

        4800 Cox Road, Glen Allen, Virginia 23060
(Address of Principal Executive Offices)               (Zip Code)


Registrant's telephone number, including area code:  (804) 747-9794



                          Not Applicable
(Former Name or Former Address, if Changed Since Last Report)


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Item 5.  Other Events.

     Owens & Minor, Inc. (the "Registrant"), OMI Holding, Inc., Stuart Medical, Inc. ("Stuart") and certain shareholders of Stuart executed an Agreement of Exchange dated as of December 22, 1993 under which the Registrant will form a holding company that will own all of the currently outstanding stock of the Registrant and will acquire all of the outstanding stock of Stuart in exchange for $40.2 million in cash and $115 million par value of convertible preferred stock of the Registrant. The convertible preferred stock will be: (a) convertible into approximately 4.65 million shares of common stock of the holding company (or about 18.2% of the pro forma fully diluted outstanding shares of the holding company); (b) entitled to an annual cash dividend of 4 1/2 %; and (c) redeemable by the holding company under certain circumstances after three years. Each outstanding share of the Registrant's common stock will be exchanged for one share of common stock of the holding company.

     The transaction is subject to approval of the Registrant's shareholders, the receipt by the Registrant of adequate financing, termination of the Hart-Scott-Rodino waiting period, the Securities and Exchange Commission's declaration of the effectiveness of a registration statement covering the holding company shares to be issued to the Registrant's shareholders and the satisfaction of other customary closing conditions.

     Additional information with respect to the acquisition is set forth in the press release attached as Exhibit 99(a) hereto, which is incorporated by reference herein.

Item 7.  Financial Statements and Exhibits.

     (c) Exhibits.

     99(a) Press release issued by the Registrant on December 22, 1993

                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        OWENS & MINOR, INC.
                                        (Registrant)




Date:1/5/94                    By:\s\G. Gilmer Minor, III
                                   G. Gilmer Minor, III
                                   President and Chief
                                   Executive Officer